EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 2-72576) pertaining to the 1981 Stock Purchase Plan, the Registration Statement (Form S-8 No. 33-34107) pertaining to the Baldwin & Lyons, Inc. Deferred Directors Fee Option Plan, and the Registration Statement (Form S-8 No 33-31316) pertaining to the Baldwin & Lyons, Inc. Employee Discounted Stock Option Plan of our reports dated March 14, 2012, with respect to the consolidated financial statements and schedules of Baldwin & Lyons, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Baldwin & Lyons, Inc. and subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2011.

/S/ ERNST & YOUNG LLP

Indianapolis, Indiana
March 14, 2012